Exhibit 5.1

Office:      +852 2801 6066

Mobile:    +852 9718 8740

Email:      rthorp@tta.lawyer

LianBio

Harbour Place, 2nd Floor

103 South Church Street

P.O. Box 472, George Town

Grand Cayman KYI-1106

Cayman Islands

3 November 2021

Dear Sirs

LianBio

We have examined the Registration Statement on Form S-8 to be filed by LianBio, a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the LianBio 2019 Equity Incentive Plan and the LianBio 2021 Equity Incentive Plan (the “Plans”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the shareholders of the Registrant and by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan), and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA